Filed Pursuant to Rule 433

Registration No. 333-233608

Final Term Sheet

November 10, 2020

VERIZON COMMUNICATIONS INC.

$2,000,000,000 0.850% Notes due 2025

$2,250,000,000 1.750% Notes due 2031

$3,000,000,000 2.650% Notes due 2040

$2,750,000,000 2.875% Notes due 2050

$2,000,000,000 3.000% Notes due 2060

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	0.850% Notes due 2025 (the “Notes due 2025”)
1.750% Notes due 2031 (the “Notes due 2031”)
2.650% Notes due 2040 (the “Notes due 2040”)
2.875% Notes due 2050 (the “Notes due 2050”)
3.000% Notes due 2060 (the “Notes due 2060” and, together with the Notes due 2025, the Notes due 2031, the Notes due 2040 and the Notes due 2050, the “Notes”)

Trade Date:	November 10, 2020

Settlement Date (T+7):	November 20, 2020

Maturity Date:	Notes due 2025: November 20, 2025
Notes due 2031: January 20, 2031
Notes due 2040: November 20, 2040
Notes due 2050: November 20, 2050
Notes due 2060: November 20, 2060

Aggregate Principal Amount Offered:	Notes due 2025: $2,000,000,000
Notes due 2031: $2,250,000,000
Notes due 2040: $3,000,000,000
Notes due 2050: $2,750,000,000
Notes due 2060: $2,000,000,000

Public Offering Price:	Notes due 2025: 99.990% plus accrued interest, if any, from November 20, 2020
Notes due 2031: 99.545% plus accrued interest, if any, from November 20, 2020
Notes due 2040: 99.907% plus accrued interest, if any, from November 20, 2020
Notes due 2050: 99.740% plus accrued interest, if any, from November 20, 2020
Notes due 2060: 99.124% plus accrued interest, if any, from November 20, 2020

Underwriting Discount:	Notes due 2025: 0.300%
Notes due 2031: 0.400%
Notes due 2040: 0.600%
Notes due 2050: 0.750%
Notes due 2060: 0.750%

Proceeds to Verizon (before expenses):	Notes due 2025: 99.690%
Notes due 2031: 99.145%
Notes due 2040: 99.307%
Notes due 2050: 98.990%
Notes due 2060: 98.374%

Interest Rate:	Notes due 2025: 0.850% per annum
Notes due 2031: 1.750% per annum
Notes due 2040: 2.650% per annum
Notes due 2050: 2.875% per annum
Notes due 2060: 3.000% per annum

Interest Payment Dates:	Notes due 2025: Semiannually on each May 20 and November 20, commencing May 20, 2021
Notes due 2031: Semiannually on each January 20 and July 20, commencing July 20, 2021
Notes due 2040: Semiannually on each May 20 and November 20, commencing May 20, 2021
Notes due 2050: Semiannually on each May 20 and November 20, commencing May 20, 2021
Notes due 2060: Semiannually on each May 20 and November 20, commencing May 20, 2021

Denomination:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000

Optional Redemption:	Notes due 2025: (i) at any time prior to October 20, 2025 (one month prior to maturity), make-whole call at the greater of 100% of the principal amount of the Notes due 2025 being redeemed or the discounted present value at the Treasury Rate plus 10 basis points, assuming for such purpose that the Notes due 2025 matured on October 20, 2025, plus accrued and unpaid interest and (ii) at any time on or after October 20, 2025 (one month prior to maturity), at 100% of the principal amount of the Notes due 2025 being redeemed, plus accrued and unpaid interest

Notes due 2031: (i) at any time prior to October 20, 2030 (three months prior to maturity), make-whole call at the greater of 100% of the principal amount of the Notes due 2031 being redeemed or the discounted present value at the Treasury Rate plus 15 basis points, assuming for such purpose that the Notes due 2031 matured on October 20, 2030, plus accrued and unpaid interest and (ii) at any time on or after October 20, 2030 (three months prior to maturity), at 100% of the principal amount of the Notes due 2031 being redeemed, plus accrued and unpaid interest

Notes due 2040: (i) at any time prior to May 20, 2040 (six months prior to maturity), make-whole call at the greater of 100% of the principal amount of the Notes due 2040 being redeemed or the discounted present value at the Treasury Rate plus 20 basis points, assuming for such purpose that the Notes due 2040 matured on May 20, 2040, plus accrued and unpaid interest and (ii) at any time on or after May 20, 2040 (six months prior to maturity), at 100% of the principal amount of the Notes due 2040 being redeemed, plus accrued and unpaid interest

Notes due 2050: (i) at any time prior to May 20, 2050 (six months prior to maturity), make-whole call at the greater of 100% of the principal amount of the Notes due 2050 being redeemed or the discounted present value at the Treasury Rate plus 20 basis points, assuming for such purpose that the Notes due 2050 matured on May 20, 2050, plus accrued and unpaid interest and (ii) at any time on or after May 20, 2050 (six months prior to maturity), at 100% of the principal amount of the Notes due 2050 being redeemed, plus accrued and unpaid interest

Notes due 2060: (i) at any time prior to May 20, 2060 (six months prior to maturity), make-whole call at the greater of 100% of the principal amount of the Notes due 2060 being redeemed or the discounted present value at the Treasury Rate plus 25 basis points, assuming for such purpose that the Notes due 2060 matured on May 20, 2060, plus accrued and unpaid interest and (ii) at any time on or after May 20, 2060 (six months prior to maturity), at 100% of the principal amount of the Notes due 2060 being redeemed, plus accrued and unpaid interest

Allocation:

Name	Principal Amount of Notes due 2025	Principal Amount of Notes due 2031	Principal Amount of Notes due 2040	Principal Amount of Notes due 2050	Principal Amount of Notes due 2060
BofA Securities, Inc.	$272,000,000	$306,000,000	$408,000,000	$374,000,000	$272,000,000
Citigroup Global Markets Inc.	$272,000,000	$306,000,000	$408,000,000	$374,000,000	$272,000,000
Goldman Sachs & Co. LLC	$272,000,000	$306,000,000	$408,000,000	$374,000,000	$272,000,000
J.P. Morgan Securities LLC	$272,000,000	$306,000,000	$408,000,000	$374,000,000	$272,000,000
Wells Fargo Securities, LLC	$272,000,000	$306,000,000	$408,000,000	$374,000,000	$272,000,000
BNP Paribas Securities Corp.	$80,000,000	$90,000,000	$120,000,000	$110,000,000	$80,000,000
Loop Capital Markets LLC	$80,000,000	$90,000,000	$120,000,000	$110,000,000	$80,000,000
Mizuho Securities USA LLC	$80,000,000	$90,000,000	$120,000,000	$110,000,000	$80,000,000
MUFG Securities Americas Inc.	$80,000,000	$90,000,000	$120,000,000	$110,000,000	$80,000,000
RBC Capital Markets, LLC	$80,000,000	$90,000,000	$120,000,000	$110,000,000	$80,000,000
Santander Investment Securities Inc.	$80,000,000	$90,000,000	$120,000,000	$110,000,000	$80,000,000
TD Securities (USA) LLC	$80,000,000	$90,000,000	$120,000,000	$110,000,000	$80,000,000
Academy Securities, Inc.	$26,668,000	$30,000,000	$40,000,000	$36,666,000	$26,666,000
Samuel A. Ramirez & Company, Inc.	$26,666,000	$30,000,000	$40,000,000	$36,668,000	$26,666,000
Siebert Williams Shank & Co., LLC	$26,666,000	$30,000,000	$40,000,000	$36,666,000	$26,668,000

Total	$2,000,000,000	$2,250,000,000	$3,000,000,000	$2,750,000,000	$2,000,000,000

Representatives:	BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated November 10, 2020; Prospectus dated September 4, 2019

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: 1-212-395-1525

Internet Site: www.verizon.com/about/investors

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

No key information document (KID) required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) has been prepared as the Notes will not be made available to any retail investor in the European Economic Area or in the United Kingdom.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.